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Exhibit 99.14

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
Contacts:                  Jerry B. Hook, Ph.D.                           William McCulloch, M.B.,Ch.B.,F.R.C.P.(glasg.),D.R.C.O.G.
                           President & CEO                                Senior VP, Research & Development
                           Sparta Pharmaceuticals, Inc.                   Sparta Pharmaceuticals, Inc.
                           (215) 442-1700, Ext. 205                       (919) 361-3462
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FOR IMMEDIATE RELEASE

Sparta Pharmaceuticals, Inc. Announces Initiation of Busulfan Clinical Trial at
                         Johns Hopkins Oncology Center

       Horsham, PA, March 24, 1997, Sparta Pharmaceuticals, Inc. (NASDAQ: SPTA, SPTAU, SPTAW, SPTAZ and SPTAL) announces initiation of a Phase I clinical trial using SpartajectTM busulfan at Johns Hopkins Oncology Center (JHOC). Sparta's new intravenous form of Spartaject(TM) busulfan is to be used as a myeloablative agent in patients being prepared for bone marrow transplant. SpartajectTM technology allows for the injection of water insoluble materials without the use of solubilizing agents which may be irritating or cause other unwanted side reactions.

Dr. Louise Grochow will conduct the trial at JHOC. It was at JHOC that the high-dose busulfan and cyclophosphamide regimen was developed for this purpose in the 1970s.

Dr. William McCulloch, Sparta's Senior Vice President of Research and Development, stated, "The use of our injectable formulation of busulfan prior to transplants is intended to eliminate the need for patients to ingest the large number of tablets currently required for such procedures and reduce the potential for unpredictable and serious toxicities arising from the variations in absorption experienced with the use of the oral form."

Sparta is a development stage pharmaceutical company engaged in the business of acquiring rights to, and developing for commercialization, technologies and drugs for the treatment of a number of life threatening diseases including cancer, cardiovascular disorders and inflammation. The Company has focused on acquiring compounds that have been previously tested in humans and animals and technologies that may improve the delivery or targeting of previously tested, and in some cases marketed, anticancer agents. Sparta's foundation in cancer chemotherapy has recently been augmented by the addition of new technology in the rapidly expanding field of serine protease inhibitors. Serine protease inhibitors have wide applications in diverse fields such as inflammation, reperfusion injury and stroke.

This news release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are made based on management's current expectations and beliefs, and actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, including clinical trials. The Company undertakes no obligation to release publicly any revisions which may be made to reflect events or circumstances after the date hereof.